EX-99.(d)(1)(iii)
                            INCOME MANAGERS TRUST
                             MANAGEMENT AGREEMENT

                                  SCHEDULE B


      Compensation pursuant to Paragraph 3 of the Income Managers Trust Management Agreement shall be calculated in accordance with the following schedules:

Neuberger Berman Cash Reserves Portfolio
Neuberger Berman Government Money Portfolio
Neuberger Berman Limited Maturity Bond Portfolio
Neuberger Berman Municipal Money Portfolio
Neuberger Berman Municipal Securities Portfolio

 .25% on first $500  million of  average  daily net assets
 .225% on next $500 million of  average  daily net  assets
 .20% on next $500  million of average daily net assets
 .175% on next $500 million of average  daily net assets
 .15% on average daily net assets in excess of $2 billion


Neuberger Berman High Yield Bond Portfolio

0.38% of the first $500 million of average daily net assets 0.355% of the next $500 million of average daily net assets 0.33% of the next $500 million of average daily net assets 0.305% of the next $500 million of average daily net assets 0.28% of average daily net assets in excess of $2 billion.


Neuberger Berman Institutional Money Market Portfolio

0.10% of the average daily net assets